GILLETTE, WY – March 14, 2011 – HIGH PLAINS GAS, INC (the “Company”) (TICKER: HPGS) – High Plains Gas, Inc today announced that on March 9, 2012 it entered into a definitive Securities Purchase Agreement with an accredited investor to sell a $836,000 10.3% OID secured convertible note.  High Plains Gas received $750,000 in cash financing through the transaction which the Company intends to utilize to fuel its recent growth.  The Note bears interest at the rate of 6% beginning 180 days after closing, which is payable in cash or shares of common stock at the option of the Company.  The Note is due in 18 months, can be repaid by the Company at any time with a 125% redemption premium, and is convertible into common stock only after 180 days at a fixed price of $.05 per share.   The Note is secured by a discrete list of assets of the Company and Miller Fabrication LLC, its wholly-owned subsidiary.  The Note is also guaranteed by Miller Fabrication, LLC.

In addition, the investor received a warrant to purchase shares of High Plains Gas, exercisable for a period of 5 years. The number of shares of common stock issuable under the Warrant is calculated by taking 50% of the amount of the Note with interest divided by $0.10.  The exercise price of the Warrant is $0.10.a field update for the month of November 2011.

Chief Executive Officer, Brandon Hargett, stated, “ We are excited about getting this funding in place which brings leverage for our recent exponential growth in our services area.  With additional capital available, we are able to take on more and more projects.  I am also pleased that this investor has agreed to waive interest for six months and to not have this note convertible for six months as that reflects the investor’s positive outlook for our Company and its future.”

About the Company

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  The Company acquired the former Marathon “North & South Fairway” assets.  These assets consist of 1614 Coal Bed Methane Wells with associated flow lines and over 155,000 net acres. This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry. High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas. High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.  In 2011, the Company acquired Miller Fabrication, LLC, focused on providing construction and maintenance services to the energy industry, primarily in the Western United States.  For additional information on High Plains Gas, please visit the Company’s website at http://www.highplainsgas.com/.

Safe Harbor

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Company Contact:

High Plains Gas, Inc.

Brandon W. Hargett

(307) 686-5030

Email: ir@highplainsgas.com

www.highplainsgas.com